EXHIBIT 1(b)


                            CASH RESERVES PORTFOLIO

   Second Amendment of Amended and Restated Declaration of Trust


    The undersigned, being a majority of the Trustees of Cash Reserves Portfolio (the "Trust"), a trust established pursuant to a Declaration of Trust, dated as of May 23, 1989 and amended and restated as of December 13, 1989, as amended and as further amended from time to time (as so amended from time to time, the "Declaration of Trust"), hereby, pursuant to Section 10.4(a) of the Declaration of Trust, amend the Declaration of Trust, effective May 5, 1995, as follows:

    (a) Section 1.2 of the Declaration of Trust is hereby amended by adding the following definition in appropriate place in the alphabetical sequence thereof:

         "Emergency Meeting" shall mean a meeting of the Trustees or of a committee of the Trustees (a) called by the Chairman, if any, the President, the Secretary, an Assistant Secretary or any two Trustees, (b) the notice of which is given or confirmed in writing and specifies that the meeting is an "Emergency Meeting", and (c) except as provided in clauses
    (a) and (b) of this definition, held in accordance with the provisions set forth in Section 2.5 hereof.

    (b) Article III of the Declaration of Trust is hereby amended by adding the following new section after Section 3.10 thereof:

         3.11.Limitation on Powers. Anything in this Declaration of Trust to the contrary notwithstanding, (a) no Trustee shall be authorized or empowered by the terms of this Declaration of Trust or otherwise to take any action on behalf of the Trust in his or her capacity as Trustee while physically present in the United States of America or any of its territories or possessions or areas subject to its jurisdiction unless such action is taken at an Emergency Meeting by the Trustees or by a committee of the Trustees thereunto duly authorized, and (b) unless such action is taken at an Emergency Meeting by the Trustees or by a committee of the Trustees thereunto duly authorized, no action taken on behalf of the Trust by a Trustee or by the Trustees or any committee thereof while physically present in the United States of America or any of its territories or possessions or areas subject to its jurisdiction shall be a valid exercise of such Trustee's or Trustees' authority and any such action shall be considered null and void.



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    IN WITNESS WHEREOF, the undersigned have caused these presents to be executed and delivered at Hamilton, Bermuda, May 5, 1995.


                               Elliott J. Berv
                                            Elliott J. Berv, Trustee


                               Philip W. Coolidge
                                            Philip W. Coolidge, Trustee


                               Mark T. Finn
                                            Mark T. Finn, Trustee


                               Walter E. Robb
                                            Walter E. Robb, Trustee